EXHIBIT 99
                                 ----------

October 28, 2004

FOR IMMEDIATE RELEASE:

CONTACT:
     Robert M. Smith, President or
     Michael L. Gampp, CFO
     ASB Financial Corp.
     503 Chillicothe Street
     Portsmouth, Ohio  45662-4015
     (740) 354-3177

ASB Financial Corp. Reports Net Earnings For The Three Months Ended September 30, 2004

Portsmouth, Ohio - ASB Financial Corp., parent company of American Savings Bank, fsb, reported net earnings for the three months ended September 30, 2004 of $501,000, or $.29 per diluted share, compared to the $501,000, or $.29 per diluted share in net earnings recorded in the comparable 2003 quarter.

The net earnings were impacted by a $43,000, or 3.0%, increase in net interest income and a $7,000 or 3.55%, decrease in federal income taxes, which were offset by a $33,000 or 18.5%, decrease in other income and a $17,000, or 1.76%, increase in general, administrative and other expense.

The increase in net interest income resulted primarily from a $113,000, or 5.15%, increase in total interest income, due to an increase in the average balance of loans outstanding. This was partially offset by a $70,000 or 9.46%, increase in total interest expense due to an increases in the average balance and cost of deposits and borrowings.

At September 30, 2004, ASB Financial Corp. reported total assets of $169.2 million, total liabilities of $151.1 million, including deposits of $136.7 million, and shareholders' equity of $18.1 million.

American Savings Bank, fsb, serving Portsmouth, Waverly and the Southern Ohio area was founded in 1892. The common shares of ASB are listed on the NASDAQ under the symbol ASBP.


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                             ASB Financial Corp.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)

                                                  September 30,    June 30,
                ASSETS                                2004           2004

Cash and cash equivalents                           $  4,914       $  7,385
Investment securities                                 11,561         12,487
Mortgage-backed securities                            12,957         11,768
Loans receivable                                     135,225        129,821
Other assets                                           4,549          4,910
                                                    --------       --------

      Total assets                                  $169,206       $166,371
                                                    ========       ========

  LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                            $136,708       $136,761
Borrowings                                            12,601         10,899
Other liabilities                                      1,795          1,287
                                                    --------       --------
      Total liabilities                              151,104        148,947

Shareholders' equity                                  18,102         17,424
                                                    --------       --------

      Total liabilities and shareholders' equity    $169,206       $166,371
                                                    ========       ========


                             ASB Financial Corp.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except share data)

                                                         Three months ended
                                                           September 30,
                                                         2004         2003

Total interest income                                   $2,307       $2,194

Total interest expense                                     810          740
                                                        ------       ------

      Net interest income                                1,497        1,454

Other income                                               178          211

General, administrative and other expense                  984          967
                                                        ------       ------

      Earnings before income taxes                         691          698

Federal income taxes                                       190          197
                                                        ------       ------

      NET EARNINGS                                      $  501       $  501
                                                        ======       ======

      EARNINGS PER SHARE
        Basic                                           $  .30       $  .30
                                                        ======       ======

        Diluted                                         $  .29       $  .29
                                                        ======       ======


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